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                                                                 EXHIBIT 99-7(a)








Exhibit 99-7(a) - Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Prospectus of ReliaStar Life Insurance Company of New York Variable Life Separate Account I and to the use of our report dated March 22, 2002, with respect to the financial statements of ReliaStar Life Insurance Company of New York, and to the use of our report dated February 15, 2002, with respect to the financial statements of ReliaStar Life Insurance Company of New York Variable Life Separate Account I, included in Post-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Form S-6 No. 333-52358) and related Prospectus of Reliastar Life Insurance Company of New York Variable Life Separate Account I.


                                                           /s/ Ernst & Young LLP

Atlanta, Georgia
April 16, 2002